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Ex12f
                               Idaho Power Company
                       Consolidated Financial Information
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends Requirements


                                                                                                   Twelve Months
                                            Twelve Months Ended December 31,                            Ended
                                                 (Thousands of Dollars)                             September 30,
                                         1994         1995         1996         1997         1998        1999
Earnings, as defined:
  Income before  income taxes        $ 109,173    $ 135,333   $  142,710   $  138,746    $ 140,984   $ 145,745
  Adjust for distributed income of
     equity investees                      326       (2,058)      (1,413)      (3,943)      (4,697)     (3,431)
  Equity in loss of equity method
     investments                             0            0            0            0          476           0
  Minority interest in losses of
  majority owned subsidiaries                0            0            0            0         (125)          0
  Fixed charges, as below               55,227       57,381       58,339       61,743       61,394      62,178

     Total earnings, as defined      $ 164,726    $ 190,656   $  199,636   $  196,546    $ 198,032   $ 204,492

Fixed charges, as defined:
  Interest charges                   $  54,433    $  56,456   $   57,348   $   60,761    $  60,593   $  61,221
  Rental interest factor                   794          925          991          982          801         957

     Total fixed charges                55,227       57,381       58,339       61,743       61,394      62,178

  Preferred stock dividends-gross
  up Idaho Power rate                   10,682       12,392       12,146        7,803        8,275       8,212

     Total combined fixed charges
     and preferred dividends         $  65,909    $  69,773   $   70,485   $   69,546    $  69,669   $  70,390

Ratio of earnings to combined fixed
charges and preferred dividends           2.50x        2.73x        2.83x        2.83x        2.84x       2.91x



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